Exhibit 4.33

English Translation

Compensation Agreement for Land Development and Construction

Regarding

Land Parcel QLQ-004 for B4 Integrated Business and Financial Services of Tier One Land Development Program, Qiliqu Nanbei Village, Shahe Town, Changping District

Article I         General Provisions

Beijing Future Science City Zhihui Construction Co., Ltd. (“Party A”) and Shidai TAL Education Technology (Beijing) Co., Ltd. (“Party B”) agree as follows through negotiations based on equality, free will, good faith and mutual benefits in accordance with applicable PRC and Beijing municipal laws, regulations and documents regarding compensation for development and construction of the land identified as Land Parcel QLQ-004 for B4 integrated business and financial services of Tier One Land Development Program located at Qiliqu Nanbei Village, Shahe Town, Changping District (the “Land Parcel”).

Article II         Parties

Party A:	Beijing Future Science City Zhihui Construction Co., Ltd.
Legal representative:	Xiaoli Li
Legal address:	Room 207, 2/F, South Building, People’s Government of Shahe Town, Changping District, Beijing
Attorney in fact:	Silong Wang
Telephone:

Party B:	Shidai TAL Education Technology (Beijing) Co., Ltd.
Legal representative:	Baorong Fan
Legal address:	Room 801, Block 3, Building 2, 42 Qibei Road, Qijia Town, Changping District, Beijing
Attorney in fact:	Weigang Xiang
Telephone:

Article III         Land Parcel

1.	Location and Boundary of the Land Parcel:

The Land Parcel is located at Qiliqu Nanbei Village, Shahe Town, Changping District, Beijing.

The boundary lines of the Land Parcel is Qiliqu Middle Road in the east, Zhuxizhuang North Road in the north, Qiliqu West Road in the west, and the southern boundary line of Land Parcel QLQ-001 in the north.

The area of the Land Parcel is 28,622.318 square meters, subject to the Construction Project Planning Conditions issued by the Beijing Municipal Planning and Land Resources Administrative Commission (2018GUITU(CHANG)TIAOGONGZI0002) and the Construction Project Planning Land Measurement Results Report (2017GUI(CHANG)CEZI0020).

2.	Status and Ownership of the Land Parcel:

The current status of the Land Parcel:

It is fenced by barbed wires along the red boundary line of the construction land which involves no compensation.

Proposed next step:

Transfer the Land Parcel as it is to Party B without consideration for development in accordance with applicable PRC and Beijing Municipal laws and regulations.

The ownership of the Land Parcel:

The Land Parcel is without dispute over its ownership or any other encumbrance.

3.	Development of the Land Parcel:

Upon delivery of the Land Parcel, Party A shall procure the Land Parcel to be in temporary Three Accesses and One Leveling conditions (Three Accesses means temporary access to water, electricity and motor vehicle roads for construction purpose, and One Leveling means that anything obstructive to construction on the ground of the Land Parcel is leveled other than those which could be finally maintained and would be continually used by Party B), and the expenses for temporary provision of and access to the water, electricity and road facilities shall be paid by Party B, the details of which are as follows:

Temporary provision of and access to water: The water accessible for the Land Parcel is sourced from Shahe Water Conservation and Pressure Regulation Station, which could be accessed from Pipeline DN200 located at Qiliqu Middle Road, which is approximately 20-meter away.

2

Temporary provision of and access to electricity: electricity could be accessed from an existing 10KV electricity wire pole about 30 meters in the west of land parcel QLQ-004.

Temporary provision of and access to road facilities: Huichang East Road is in the west and Zhuxinzhuang North Road has been built up in the south.

Party A will procure the Land Parcel to be in Five Accesses and One Leveling conditions upon its final delivery to Party B (Five Accesses means access to roadways, water supply (tap or reclaimed water), water drainage (rainwater or waste water), electricity (by conduit only) and gas; and One Leveling means that anything obstructive to construction on the ground of the Land Parcel is leveled other than those which could be finally maintained and would be continually used by Party B) without any adverse effect on Party B’s completion and acceptance of construction of the Land Parcel. The details are as follows:

(1)	Proposed Access to Roadways

Qiliqu Middle Road is an urban branch road with planned road width of 40 meters (including 15-meter width of green land). Zhuxinzhuang North Road is an urban secondary trunk road with planned road width of 40 meters. Qiliqu West Road is an urban branch road with planned road width of 40 meters.

(2)	Proposed Access to Water Supply

It is planned to build within Land Parcel B a new DN400 mm water supply pipeline along the Huilongguan Industrial Zone South Road, a DN300 mm water supply pipeline along Zhuxinzhuang North Road, a DN400 mm water supply pipeline along Qiliqu Middle Road, and a DN400 mm water supply pipeline along the Qiliqu West Road, therefore forming a looped network of water supply pipeline.

(3)	Proposed Access to Recycled Water Supply

It is planned to build a new DN600 mm recycled water pipeline along Qiyan Road from Huilongguan Industrial Zone South Road to Zhuxinzhuang Middle Road (North). Such pipeline and the existing pipeline of DN500~DN 600 mm recycled water along Huichang Road will serve as the trunk line to supply recycled water for the area and the Land Parcel from Nansha River Recycled Water Plant.

(4)	Proposed Access to Rainwater Drainage

It is planned to build along Zhuxinzhuang North Road a new rainwater drainage pipeline with diameter of Φ1400~□2200 × 1400 mm, to build from Zhuxinzhuang North Road to Huilongguan Industrial Zone South Road a new rainwater drainage line with diameter of Φ1200~Φ1600 mm along each of Qiliqu West Road, Qiliququ Middle Road and Qiyan Road, each of which will be connected in the north to the planned rainwater drainage pipeline in Huilongguan Industrial Zone South Road.

3

(5)	Proposed Access to Waste Water Drainage

It is planned to build a new waste water drainage pipeline with diameter of Φ400~Φ500 mm along Zhuxinzhuang Middle Road (North road way) from Qiyan Road to Huichang Road, which will be connected to an existing Φ800 mm waste water drainage pipeline in its west in Huichang Road. It is planned to build a new waste water drainage pipeline with diameter of Φ400~Φ500 mm along Zhuxinzhuang North Road from Qiyan Road to Huichang Road, which will be connected to an existing Φ1,000 mm waste water drainage pipeline in its west in Huichang Road. The waste water is planned to be discharged to a new Φ400~Φ600mm sewage pipeline along Huilongguan Industrial Zone South Road, Qiliqu Middle Road and Qiliqu West Road, which will be connected to the current sewage pipeline along Huichang East Road, then to the new Φ1600~Φ2000 sewage trunk line along Dingsi Road in the north, and finally to the TBD recycled water plant.

(6)	Proposed Access to Electricity Supply

It is planned to build a 220-KV power station and a 110-KV power station in the east of Qiliqu Nanbei Village. The electricity to this project will be supplied by the planned 110-KV power station. It is planned to build a switching station to the north of Zhuxinzhuang North Road and east of Qiliqu Middle Road, and to construct a cable dividing room to the south of Huilongguan Industrial Zone South Road and to the west of Qiliqu Middle Road, the upper power supply of which is a planned 110-KV station.

(7)	Proposed Access to Gas Supply

A DN400 mm sub-high pressure A natural gas pipeline will be laid along Huichang Road; a DN400 mm medium pressure A natural gas pipeline will be laid along Huichang Road; a DN300~DN400 mm medium pressure A natural gas pipeline will be laid along the south road of Huilongguan Industrial Zone; a DN200 mm medium pressure A natural gas pipeline will be laid along Zhuxinzhuang North Road; and a DN300 mm medium pressure A natural gas pipeline will be laid along the Qiliqu Middle Road.

Article IV         Rights and Obligations

1.	Rights and Obligations of Party A

(1)	Party A shall have the right to receive the compensation for development and construction of the Land Parcel from the competent government authority;

(2)	Party A shall complete the demolition and removal of the above-ground buildings within the Land Parcel in accordance with relevant agreements, except for those at sole discretion of Party B as expressly provided under the relevant transaction documents;

(3)	Party A shall provide support and assistance necessary for Party B to effect subsequent development and construction procedures of the Land Parcel; and

(4)	Party A shall be responsible to provide the Land Parcel provided under Article III of this Agreement and to complete any work agreed upon relating thereto.

4

2.	Rights and Obligations of Party B

(1)	Party B shall make due and full payment of the compensation for development and construction of the Land Parcel in accordance with this Agreement;

(2)	Party B shall receive the Land Parcel provided under Article III of this Agreement and undertake not to use the Land Parcel in violation of any PRC laws, regulations, rules and Contract for Assignment of State-owned Construction Land Use Right in Beijing;

(3)	Party B shall be responsible for on-site management after delivery of the Land Parcel at its own expenses; and

(4)	Party B shall effect the procedures necessary for construction, access to municipal pipelines, and acceptance relating to the Land Parcel at its own expenses, as well as any contingent migration of underground pipelines and other underground materials at its own expenses, and complete and transfer to the competent government authority complementary facilities of the Land Parcel in accordance with applicable regulations in Beijing.

Article V         Payment of Land Development and Construction Compensation Fee

1.	The land development and construction compensation fee payable for the Land Parcel shall be RMB1,095,081,300.

2.	The land development and construction compensation fee payable for the Land Parcel shall be paid in full by Party B to an account designated by the competent government authority within 35 calendar days from the closing date (which is the date on which the transaction confirmation or bidding award letter is issued, or the immediately next business day if the closing date falls on any holiday).

Article VI         Land Delivery

Subject to payment by Party B of the land development and construction compensation fee in its entirety, the Parties and the Changping District Sub-Center shall complete delivery of the Land Parcel within 45 calendar days from the closing date (or the immediately next business day if the closing date falls on any holiday) on reliance of the standards provided under Article III hereof. Failure to make due acceptance of the Land Parcel by Party B without cause shall be deemed that Party B has accepted the Land Parcel with the rights and obligations attached thereto.

Article VII         Breach Liabilities

1.	If any Party is in breach of this Agreement, the other Party shall have the right hold the breaching Party liable for any loss incurred by the non-breaching Party. If both Parties are in breach of this Agreement, each of the Parties shall be liable for its own breaching liabilities.

5

2.	Party A’s failure to deliver the Land Parcel to Party B within the time and upon the standards provided hereunder without occurrence of any Force Majeure event or any breach of Party B shall constitute breach of Party A; under which circumstance, Party A shall provide the Land Parcel to Party B as provided hereunder and pay to Party B liquidated damages as follows:

Damages payable by Party A to Party B for each day on which such failure continues= Amount of land development and construction compensation fee paid by Party B × 1/1000

3.	Party B’s failure to pay the development and construction compensation fee for the Land Parcel within the time provided hereunder without occurrence of any Force Majeure event or any breach of Party A shall constitute breach of Party B; under which circumstance, Party B shall pay to Party A liquidated damages as follows:

Damages payable by Party B to Party A for each day on which such failure continues = Amount of land development and construction compensation fee due and payable by Party B × 1/1000

4.	Upon being awarded with the land use right in the Beijing land market through bidding, Party B shall be held liable if:

(1)	it fails to make due payment of the land construction and development compensation fee, under which circumstance Party B shall be disqualified from bidding for any land in Beijing until two business days after Party B obtains the certificate evidencing its full payment of such compensation fee, and such failure shall be recorded in Party B’s credit track record;

(2)	it fails to make due payment of the land construction and development compensation fee for more than 90 days, or fails to make such payment more than twice, under which circumstance, in addition to the disqualification provided under Article 4(1), such failure shall be made known to the public, and Party B and its subsidiaries shall be disqualified from bidding for any land in Beijing for a period commencing on the day when Party B obtains the certificate evidencing its full payment of such compensation fee until the first anniversary thereof.

5.	Party B may apply to the competent land reserve authority for issuance of the certificate evidencing full payment of the land construction and development compensation fee by submission of the documents indicating that it has made such payment in its entirety and the liabilities arising from such failure have been enforced against it, the land reserve authority may issue such certificate within ten business days upon receipt of the submissions from Party B.

6.	Release of Liabilities

Either Party may be released from any liability of breach if it proves that such breach is resulted from an Force Majeure event.

6

Article VIII         Termination

1.	Party A may terminate this Agreement with a notice to Party B in writing if:

(1)	the Contract for Assignment of State-owned Construction Land Use Right in Beijing between Party B and Beijing Municipal Planning and Natural Resources Commission terminates in accordance with the terms thereof;

(2)	Party B is under liquidation or insolvency pursuant to applicable laws; or

(3)	Party B is held liable for any security provided by it under any financing document and the proceedings to enforce any assets underlying such security have been commenced.

2.	Party B may terminate this Agreement with a notice to Party A in writing if:

(1)	The marketable land parcel is not duly provided pursuant to this Agreement; or

(2)	Party A fails to perform its obligations provided under this Agreement.

3.	The terminating Party shall set forth the event of default leading to the termination in the notice, and provide the same notice to Beijing Land Consolidation and Reservation Center for filing purpose.

Article IX         Dispute Resolution

Any dispute, controversy or claim shall be resolved by the Parties through negotiations in good faith and, if such negotiations fail, be brought by the Parties to lawsuit before the court having jurisdiction over the Land Parcel for resolution.

Article X         Effectiveness and Miscellaneous

1.	This Agreement shall become effective upon signature and affixture of seal by the legal or authorized representative of each of the Parties.

2.	This Agreement shall be made in two originals with each Party holding one thereof. This Agreement shall also be made in four copies with each Party holding two thereof. Each of the originals and the copies shall have the same effect.

7

Party A	Party B

/s/ Authorized Signatory	/s/ Authorized Signatory

Date: November 26, 2018	Date: November 26, 2018

8

Schedule 4

Supplement

The Assignor and the Assignee agree to supplement the Assignment Contract as follows through negotiations pursuant to the terms provided under Listing Document of JINGTUZHENGCHUGUANG(CHANG)[2018]040:

Article 1

Assignor:	Beijing Municipal Planning and Natural Resources Commission

Legal address:	2 Hepingli North Street, Dongcheng District, Beijing

Legal representative:	Zhang Wei

Title:	Director

Assignee:	Shidai TAL Education Technology (Beijing) Co., Ltd.

Legal address:	801, Unit 3, Building 2, Compound 42, Qibei Road, Beiqijia Town, Changping District, Beijing

Legal representative:	Fan Baorong

Title:	General Manager

Article 2          Assignment Manner:    Assignment by way of listing

Article 3          Type of Land Parcel:     Stand-alone

Article 4          The total construction land area of the project is 28,622.318 square meters, of which the area of the land parcel for assignment is 28,622.318 square meters. The boundaries of the land parcel for assignment are as indicated in the drawings attached hereto.

The total planned construction area on the construction land is 71,556 square meters, of which the total planned construction area for assignment is 71,556 square meters, consisting of above-ground construction area of 71,556 square meters (commercial office area of 71,556 square meters), and planned underground construction area of nil square meters.

The construction land of the project shall also comply with other requirements under the Construction Project Planning Conditions (2018GUITUTIAOGONGZI0002).

The exact number of the above areas shall be subject to the survey result of a qualified surveying and mapping services provider upon completion of the project, and adjustment to the contractual land price shall be made accordingly, if any.

Article 5          Proposed purpose of the assigned land: B4 integrated business and financial services.

Article 6          The Assignor and the Assignee agree to act in accordance with clauses (1) and (2) of this Article 6 subject to compliance with the Construction Project Planning Conditions (2018GUITUTIAOGONGZI0002):

(1)         The Assignee may construct complementary buildings for public interest within the assigned land parcel, provided that the Assignee shall obtain effective planning certificate therefor, enter into supplement to the assignment contract provide for such construction, and make adjustment to the land assignment price pursuant to Article 11 of this Contract.

(2)         The Assignee may make design and construction in the underground space of the assigned land parcel, provided that the Assignee shall obtain effective planning certificate therefor, enter into supplement to the assignment contract provide for such design and construction, and make adjustment to the land assignment price pursuant to Article 11 of this Contract.

Article 7          The term of the use right for state-owned construction land use rights is 40 years for business purpose and 50 years for office purpose, commencing on the date of hereof.

Article 8          Subject to fulfilment of the conditions provided under this Contract, the land assignment price (including land income for the government and land development compensation fee) shall be the land transaction price, which is RMB1,320,000,000, and the unit floor price of the land transaction is RMB18,448 per square meter of the construction.

Unit floor price of the land transaction = land transaction price ÷71,556 (yuan per square meter)

Of which:

The land income for the government is RMB224,918,700.

The land development compensation fee is RMB1,095,081,300.

Article 9          The Assignee shall pay the land income for the government to the Assignor as follows:

Within 15 business days after the date of this Contract, the Assignee shall pay 100% of the land income for the government to the Assignor, of which 20%, or RMB4,4983,740, shall serve as performance bond for this deposit to perform this Contract.

2

The bidding bond paid by the Assignee, which is RMB264,000,000, shall be directly offset for payment of the government land income and, if there is any balance after such offset, for payment of the development and construction compensation fee without refund.

Article 10        The tier-1 developer of the project is Beijing Future Science City Real Estate Construction Co., Ltd., and the compensation fee for land development and construction (other than transfer of the bidding bond for payment of the compensation for land development and construction) will be directly paid to the designated account of the competent municipal government authority by the Assignee.

Article 11        If conditions for use of the Land Parcel are changed with approval of the Assignor and the competent municipal planning authority for which payment of additional land price is required, such additional land price will be land income for the government, and the Assignor and the Assignee shall make adjustment to the land income for the government by amending the transfer contract as follows:

(1)         The total above-ground land income for government of the assigned Land Parcel shall be no less than RMB224,918,700. The awardee of the bid shall use the land in strict compliance with the planning conditions set forth under Construction Project Planning Conditions (2018GUITUTIAOGONGZI0002) and the Report on the Measurement Results of the Construction Project Planning Land (2017GUI(CHANG)CEZI 0020).

(2)         Subject to approval of the competent government authority, if above-ground construction size on the Land Parcel increases by within 3% (inclusive) without change of planning conditions, the additional land price shall be as follows:

Additional Land Price for Increased Above-ground Construction Size = Land Transaction Floor Unit Price × (Determined Above-ground Construction Size -71,556) (Yuan);

(3)          Subject to approval of the competent government authority, if above-ground construction size on the Land Parcel increases by more than 3% or will experience change of planning conditions due to special reasons, the additional land price shall be determined in accordance with technical guidelines for evaluation of land use price of state-owned construction land.

(4)         The underground non-business construction area is exempt from payment of government land transfer income, and the underground construction area for business purpose shall be subject to payment of government land transfer income as follows:

The amount of government land income payable for underground construction area = land transaction unit price × corresponding underground area correction coefficient × 25% × corresponding underground construction area (subject to regulations under the Notice of the Beijing Municipal People’s Government on Updates of the Base Price of the State-owned Construction Land Use Rights (JINGZHENGFA[2014]26).

The Land Parcel is designated as 7th grade of residential, commercial and office land in Beijing.

3

Underground		Underground Area Correction Coefficient
Area Use	Floor	Grade 1st to 2nd	Grade 3rd to 7th	Grade 8th to 12th
Underground Commercial	Underground Floor 1	0.80	0.70	0.60
	Underground Floor 2	0.50	0.40	0.30
	Underground Floor 3	0.36	0.28	0.20
	Underground Floor 4 and below	0.30	0.25	0.20
Underground Office	-	0.30	0.25	0.20
Underground Storage	-	0.30	0.25	0.20
Underground Parking	-	0.25	0.20	0.15

Article 12        The Assignee shall, within the term provided under this Contract, obtain and fill in the Letter of Payment of General Non-tax Income in Beijing at the Beijing Municipal Administration of Land and Resources, and make payment of the contracted amount to the designated account of the Beijing Municipal Finance Administration Bureau on strength of such Letter. After such payment, the Assignee may obtain official receipt of such payment from the Beijing Municipal Administration of Land and Resources with the first page of such Letter.

Article 13        The Assignee shall also be subject to any other legitimate taxes and levies in addition to the land price provided hereunder.

Article 14        The Assignee shall develop and utilize the land in accordance with the conditions provided hereunder during the term of the assignment.

Article 15        The Assignee shall start construction no later than December 5, 2019. If it is necessary to delay the construction, an application for such delay shall be submitted to the Assignor no less than 30 days in advance. Subject to approval of the Assignor, such delay shall be no more than one year.

If the development or construction is delayed due to any force majeure event, government action, or requisite preparation, the Assignee shall promptly report such circumstance to the Assignor with materials supporting thereto, and the two Parties shall re-determine the timeline for land development and construction.

Article 16        The Assignee shall complete construction no later than December 5, 2022. If it is necessary to delay the construction due to any specialty, complexity or enormity of the construction, an application for such delay shall be submitted to the Assignor no less than 30 days in advance. Upon the approval of the Assignor, such delay of the completion shall be no more than one year.

4

Article 17        The Assignee shall commence and complete development and construction of the Land Parcel in strict compliance with the schedules provided under the Contract for Assignment of State-Owned Construction Land Use Rights, and report such commencement and completion promptly in writing to the Municipal Administration of Land and Resources. If the commencement or completion cannot be made as scheduled, it shall apply for delay in writing to the Municipal Administration of Land and Resources no less than 30 days in advance.

Article 18        The Beijing Municipal People’s Government reserves the right to adjust the urban planning of the Land Parcel under this Contract. If the land use plan is modified, the existing buildings on the Land Parcel will not be affected; provided, however, that if any structure or any attachment thereto experiences any alteration, renovation or reconstruction, or the term of land assignment shall be renewed during the assignment period, it shall be processed in accordance with the original plan.

Article 19        The Assignor shall have the right to monitor the use of the Land Parcel by the Assignee during the term of the land use in accordance with law, which monitoring the Assignee may not refuse or obstruct.

Article 20        The Construction Project Planning Conditions (2018GUITUTIAOGONGZI002) is attached as a schedule hereto. Any matter which is not provided herein shall be separately agreed upon by the Parties, which agreement shall be attached as a schedule hereto.

Article 21        Article 30 of the Contract for Assignment of State-owned Construction Land Use Right shall be amended as follows: “The Assignee shall pay for the assignment price of the state-owned construction land use right on time in accordance with the terms of the Contract. If the Assignee fails to pay for such assignment price on schedule, it shall be imposed on a daily penalty of 1‰ of the deferred payment to the Assignor starting from the first day after the due time. If the assignment price is overdue for more than 60 days, and the Assignee neglects the Assignor’s reminder of the payment, the Assignor shall have the right to terminate the Contract, and the Assignee shall have no right to request the Assignor to refund the deposit. The Assignor can request the Assignee to compensate for the losses.”

Article 22        If a foreign enterprise obtains the state-owned construction land use right of the Land Parcel, in addition to due payment of the transaction price provided hereunder, it shall also effect subsequent procedures in accordance with the Guiding Catalogue for Foreign Investment Industries, the Notice on Further Strengthening and Regulating Administration of Foreign Investment Projects (FAGAIWAIZI[2008]1773) and the Provisional Implementation Measures for Approval of Foreign Investment Projects in Beijing.

5

Article 23        Issuance of the PRC Real Estate Title Certificate

The party who has been awarded with the land use right through bidding may not apply for the issuance of the PRC Real Estate Title Certificate with the municipal commission of planning and land resources until its payment of the transaction price of the Land Parcel and other taxes and fees relating thereto in its entirety.

Article 24        Delivery of the Land Parcel shall be completed by Beijing Land Consolidation and Reserve Center, Changping Sub-Center, Zhihui Company and the awardee of the land use right pursuant to the terms of the Land Development and Construction Compensation Agreement within 45 calendar days upon the closing date (or the immediately next business day if such day falls on any holiday) and subject to payment of the land development and construction compensation fee by the awardee in its entirety.

The awardee of the land user right shall be deemed to have accepted delivery of the Land Parcel and have the rights and obligations relating thereto if the awardee fails to make due acceptance of such delivery without cause.

Article 25        This project shall be in compliance with the applicable requirements under the Catalogue of Newly Prohibited and Restricted Industries in Beijing.

Article 26        Other requirements:

1.	This project shall be in strict compliance with the applicable requirements under the Notice on Further Strengthening the Quality and Safety Management of Construction Projects for Real Estate Development Enterprises (JINGJIANFA[2016]2).

2.	This project shall be in strict compliance with the applicable requirements under the Implementing Opinions on Accelerating Development of Prefabricated Construction City” (JINGZHENGBANFA[2017]8), whereby any commercial housing project with above-ground construction area equal to or more than 50,000 square meters within the six districts and Tongzhou District of Beijing or equal to or more than 100,000 square meters within any other districts of Beijing shall be prefabricated construction.

3.	This project shall be in strict compliance with the applicable requirements under the Notice on Printing and Distributing the Interim Measures for Administration of Simultaneous Delivery and Use of Residential and Municipal Public Infrastructure and Public Service Facilities in New Commercial Residence in Beijing (JINGJIANFA[2007] 99) and Distribution by the General Office of the Beijing Municipal Government of the Notices of Beijing Municipal Education Commission and Other Departments Regarding the Opinions on Strengthening the planning and Administration of the Complementary Educational Facilities in Residential Areas of Beijing (JINGZHENGBANFA[2013]44).

4.	This project shall be in strict compliance with the applicable requirements under the Notice on Further Strengthening Administration of Commercial and Office Projects (JINGJIANFA[2017]112) and the Notice on Tightening Administrative Approval of Planning and Construction of Commercial and Office Projects (JINGJIANFA[2017] 147).

6

5.	This project shall be in strict compliance with the applicable requirements under the Notice on Further Strengthening Administration of Industrial Projects (JINGGUIHUAGUOTUFA[2017] 121).

Article 27        Based on the opinions of the Changping District Government:

The awardee of the land use right shall hold 100% of the construction of the Land Parcel by itself for no less than 20 years. The business residing within this project shall meet the industrial development requirements of the Changping District of Beijing, and transfer or sale of such construction or any part thereof upon expiry of the holding period shall be subject to approval of the Changping District Government.

Article 28        The terms of this Assignment Contract are mutually supportive and complementary to the Listing Documents (TUZHENGCHUGUA(CHANG)[2018]040).

Article 29        If the Assignee is an individual, a consortium, an enterprise not based in Beijing, or a real estate development enterprise not based in Beijing, it shall form an independent project company in the district (or county) where the Land Parcel is located to carry out development and construction (except for self-use) of the Land Parcel, and apply for the applicable real estate development and construction qualifications in accordance with relevant regulations; if the awardee of the land use right is a Beijing-based real estate development enterprise, it could use a project company for development and construction of the Land Parcel.

Formation of a project company by the awardee of the land use right shall be subject to the following conditions:

(1)         The project company shall be a subsidiary wholly owned by the awardee or, if the awardee is a consortium, formed by contribution of the members of the consortium in their respective percentages provided under relevant consortium agreement.

(2)         The awardee shall be jointly liable for the amended assignee.

(3)         Applicable development and construction qualifications shall be applied in accordance with relevant regulations.

No transfer or sale of the use right of the Land Parcel is permitted if the development and construction thereof is for use of the awardee itself.

Article 30        The Beijing Municipal Planning and Land Resources Commission, Changping Branch shall be responsible for supervision of post-assignment performance of this Contract.

The Assignee shall provide active support to the Beijing Municipal Planning and Land Resources Commission, Changping Branch, in its supervision of post-assignment performance of this Contract, and delegate two employees to be responsible therefor by issuance of a power of attorney thereof and, if the employees so delegated are unable to carry out such responsibility due to work related adjustment, delegate any other employee to be responsible therefor by issuance of a new power of attorney thereof within five days.

7

The Beijing Municipal Planning and Land Resources Commission, Changping Branch shall carry out supervision of post-assignment performance of this Contract pursuant to legal procedures. The Assignee shall be held liable if such supervision fails to be carried out due to any reason on the part of the Assignee.

Article 31        The Assignee shall be in strict compliance with the provisions under Article 28 of the Beijing Municipal Work Plan Regarding Prevention and Control of Soil Pollution (JINGZHENGFA[2016]63), under which “in the principle of holding the polluter liable for rectification, any individual or entity which causes soil pollution, or the successor of its creditor’s or debtor’s rights, shall be liable for rectification; if the use right of the related land parcel is legally assigned, the assignee or the parties to such assignment shall be liable for such rectification. If the party liable for such rectification is no longer exists or not identifiable, the relevant district government shall be liable for such rectification in accordance with laws”.

The land use right holder or manager shall be responsible for land inspection and management and, upon finding any illegal discharge and soil pollution upon the land parcel, take prompt measures and report such findings to competent authorities, land and resources administration and environmental protection departments.

Article 32        This Contract shall be made in two originals with each Party holding one thereof. This Contract shall also be made in four copies with each of the Parties, Beijing Municipal Land Consolidation and Reserve Center and the Beijing Municipal Planning and Land Resources Commission, Changping Branch holding each thereof. Each of the originals and the copies shall have the same effect.

Article 33        This Supplement is a schedule to and constitute an integral part of the Assignment Contract. If there is any difference between this Supplement and the Contract, this Supplement shall prevail.

8

Assignor (seal):           Beijing Municipal Planning and Natural Resources Commission

Assignee (seal):          Shidai TAL Education Technology (Beijing) Co., Ltd.

Date: December 10, 2018

9